Exhibit 99.5

Trade PRESS RELEASE

Beckman Coulter to Acquire IRIS

Sept. 17, 2012 (Orange County, California) Beckman Coulter, a wholly owned subsidiary of Danaher Corporation (NYSE:DHR), announced today that Danaher Corporation and a wholly-owned subsidiary of Beckman Coulter have entered into a definitive merger agreement with IRIS International, Inc. (NASDAQ: IRIS) pursuant to which Beckman Coulter will acquire IRIS for $19.50 per share in cash.

Beckman Coulter’s President and Danaher Executive Vice President Tom Joyce said, “IRIS provides an excellent complement to Beckman Coulter’s diagnostics business, as we continue serving the needs of the hospital laboratory. IRIS has an outstanding reputation in both automated and semi-automated urinalysis products. By leveraging Beckman Coulter’s strong commercial infrastructure, IRIS can extend the reach and market share of its products in every geography around the globe. The acquisition also adds unique technology in cell imaging, which may enhance the capability of our Hematology product lines in the years ahead.”

Under the terms of the definitive merger agreement, Danaher Corporation, through a wholly owned subsidiary of Beckman Coulter, will commence a cash tender offer to purchase all of the outstanding shares of IRIS’s common stock for $19.50 per share. The closing of the tender offer is subject to customary terms and conditions, including tender of a majority of the outstanding shares into the offer (on a fully diluted basis), applicable regulatory approvals, and other customary closing conditions. The agreement also provides for the parties to effect, subject to customary conditions, a merger to be completed following the completion of the tender offer which would result in all shares not tendered in the tender offer being converted into the right to receive $19.50 per share in cash.

The IRIS Board of Directors has unanimously approved the transaction and recommended that IRIS shareholders tender their shares into the offer. The transaction is expected to close in the fourth quarter.

About Beckman Coulter

Beckman Coulter develops, manufactures and markets products that simplify, automate and innovate complex biomedical testing. More than 275,000 Beckman Coulter systems operate in both diagnostics and life sciences laboratories on six continents. For more than 75 years, our products have been making a difference in peoples’ lives by improving the productivity of medical professionals and scientists, supplying critical information for improving patient health and reducing the cost of care. Beckman Coulter is part of Danaher’s Life Sciences & Diagnostics segment, along with other well-known brands such as Leica, AB Sciex, Radiometer and Molecular Devices businesses. For more information, visit www.beckmancoulter.com.

About Danaher

Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. The Danaher Business System provides a foundation to our 59,000 associates around the world, serving customers in more than 125 countries. In 2011, we generated $16.1 billion of revenue. For more information, please visit www.danaher.com.

Additional Information and Where to Find It:

This is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of IRIS common stock described above has not yet commenced. At the time the planned offer is commenced an wholly-owned subsidiary of Beckman Coulter that is an indirect, wholly-owned subsidiary of Danaher Corporation, will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and IRIS will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to IRIS security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward-looking statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition of IRIS, the expected timetable for completing the transaction, potential benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher, Beckman Coulter and IRIS operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Danaher’s and Beckman Coulter’s ability to successfully integrate IRIS’s operations and employees with Danaher’s and Beckman Coulter’s existing business; the ability to realize anticipated growth, synergies and cost savings; and IRIS’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2012 as well as IRIS’s SEC filings, including IRIS’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2012. These forward-looking statements speak only as of the date of this release and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.